Exhibit 99.2

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo Raises Approximately $5.1 Million in Warrant Proceeds

SulphCo, Inc. - Houston, TX May 27, 2008. SulphCo, Inc. (the “Company” or “SulphCo”) (Amex: SUF) announced today that it has raised approximately $5.1 million through an exercise of approximately 1.9 million of its 2007 warrants. As provided in the agreement between the Company and the warrant holders executed in November 2007, the Company will issue the warrant holders new warrants on a one-to-one basis with an exercise price of $7.00 a share and a term of three years.

Dr. Larry D. Ryan, the Company’s Chief Executive Officer, commented that “the proceeds from the warrant exercise of approximately $5.1 million and the expected gross proceeds from our recently announced equity placement of approximately $22.1 million will result in total gross proceeds to the Company of approximately $27.2 million. As SulphCo continues to transition to the commercialization stage of its development plan, it is important that we have the financial ability to scale up production to meet anticipated customer demand for new Sonocracking™ capacity. This new capital will not only afford SulphCo the flexibility to meet near term customer requirements, but will also permit the retention of necessary operating personnel to install, manage and service the equipment and to further develop our commercialization plan.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SulphCo, Inc.

The Company has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.